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EX 10.26 Deferred Compensation Plan

                       1999 DEFERRED COMPENSATION PLAN OF
                           ARI NETWORK SERVICES, INC.

         1. Purpose. The purpose of this Plan is to provide certain executives (the "Participant") of ARI Network Services, Inc. (the "Company") an increase in salary while at the same time deferring payment of the amount of the increase until the Company has adequate operational cash flows.

         2. Administration. The Plan shall be administered by the Company's Board of Directors (the "Board"). The Board is authorized and shall have plenary authority in its discretion, subject only to the provisions of the Plan. The Board's determinations and interpretations shall be final, conclusive and binding. The Board may designate one or more employees of the Company to assist the Board in the administration of the Plan and may grant authority to such other person to execute, deliver and receive documents on behalf of the Board.

         3. Deferred Compensation. In addition to any other compensation provided to each Participant by the Company, effective as of January 1, 1999, the Board will grant the Participant an increase in salary in an amount designated by the Board as appropriate for such Participant (the "Salary Increase").

         4. Payment of Salary Increase. The Salary Increase shall be accrued by the Company but payment thereof shall be deferred until such time (the "Payment Date") as the Board, in its sole discretion, shall determine that the operational cash flows of the Company are adequate to (i) begin paying the Salary Increase as part of Participant's regular salary and (ii) pay the full amount of the Salary Increase accrued as of the Payment Date (the "Deferred Amount"). The Deferred Amount may be paid in one lump sum or in not more than three equal monthly or bimonthly installments if the Deferred Amount is in excess of Ten Thousand Dollars ($10,000) as of the Payment Date. Thereafter, (i) the Deferred Amount shall be paid in one lump sum or in three installments, as the case may be, (ii) the Company shall begin paying the Salary Increase to Participant as part of his or her regular salary payments, and (iii) no further Salary Increase shall accrue under this Plan.

         5. Obligation Not Secured. In no event shall the Company be required to deposit the Salary Increase or the Deferred Amount into any account or otherwise segregate the Salary Increase or Deferred Amount from its general fund or take any other action to secure its obligation to pay the Salary Increase or the Deferred Amount.

         6. Termination of Employment. The Company's obligation to pay the Deferred Amount, as provided in Paragraph 4, will survive the termination of Participant's employment with the Company, provided however, that the entire Deferred Amount may become due and payable upon Participant's termination of employment with the Company if the terms of any Change of Control Agreement between the Participant and the Company require such payment.










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         7. Assignment. Any and all rights and provisions hereunder are personal to Participant and any rights or interest herein or arising hereunder shall be subject to voluntary or involuntary alienation, assignment or transfer. However, nothing in this Plan shall be construed to entitle Participant, Participant's surviving spouse or Participant's beneficiary to any payments hereunder prior to the date they become due or shall be construed to entitle Participant to any specific assets of the Company.

         8. Amendment. The Plan may at any time and from time to time be terminated, modified, or amended by the Board in its sole discretion; provided however, that the Board may not, unless otherwise permitted under federal law, without the approval of the Company's shareholders, adopt any amendment to the Plan for which shareholder approval is required under tax, securities or any other applicable law. No termination, modification or amendment of the Plan may, without the consent of the Participant, materially affect the rights of such Participant to a Deferred Amount.

         9. Governing Law. This Plan shall be construed according to the laws of the State of Wisconsin.